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                                                                    Exhibit 23.2


                       INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors and Members
MKE-Quantum Components LLC:

     We consent to the incorporation by reference in the registration statement on Form S-8 of Quantum Corporation of our report dated April 14, 1998, except for notes 6(b) and 12, which are as of June 5, 1998, with respect to the consolidated balance sheet of MKE-Quantum Components LLC as of March 5, 1998, and the related consolidated statements of operations, members' equity, and cash flows from the period May 16, 1997 (Inception) through March 31, 1998, which report appears in Form 8-K of Quantum Corporation dated March 26, 1999.


/s/ KPMG LLP

Boston, Massachusetts
July 21, 2000